                                                                    EXHIBIT 11.1

                COMPUTATION OF NET INCOME (LOSS) PER SHARE (1)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                   Year ended December 31,
                                               ---------------------------------
                                                  1994       1995       1996
                                               --------------------------------
PRIMARY:
Weighted average common shares
  outstanding for the period.................  2,736,994   3,940,538  19,730,720
Weighted average shares from
  assumed conversion of preferred stock......         --  11,116,892          --
Common equivalent shares from
  restricted stock subject to repurchase.....     32,668     348,934     411,876
Common equivalent shares pursuant to
  Staff Accounting Bulletin No. 83...........  1,128,822     844,246          --
Common equivalent shares assuming
  conversion of stock options and
  warrants under the treasury stock method...     76,930   1,100,610   1.624,904
                                              ----------  ----------  ----------
Shares used in computing per share amounts...  3,975,414  17,351,220  21,767,500
                                              ==========  ==========  ==========
Net income................................... $   (1,094) $    1,504 $     8,190
                                              ==========  ==========  ==========
Net income per share(2).....................  $    (0.28) $     0.09 $      0.38
                                              ==========  ========== ===========

  (1)  See Note 2 of Notes to Consolidated Financial Statements.
  (2) Primary and fully diluted earnings per share are the same for all years presented